EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

LEET Inc. (Formerly Leet Technology Inc.)

We hereby consent to the incorporation by reference of our report dated August 4, 2023 (except for the effects of Note 1 and Note 13, which is as of February 12, 2026), in the Registration Statement on Form 20-F relating to the consolidated financial statements of LEET Inc. (formerly Leet Technology Inc.).

/s/ Simon & Edward LLP

Rowland Heights, CA

February 13, 2026